Exhibit 99.1

For Immediate Release

European Journal of Cancer Emphasizes ‘Coming of Age’ for Deep Hyperthermia

SALT LAKE CITY, October 23, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that the European Journal of Cancer has pre-published in its online edition an article titled “Hyperthermia adds to chemotherapy” (EJC 6850) authored by Rolf D. Issels, MD, PhD, of the University Hospital Medical Center Grosshadern and Helmholtz Zentrum Munchen-German Research Center for Environmental Health, Munich Germany.  The article highlights the success from clinical studies of deep regional hyperthermia using the BSD-2000 to treat cancer patients.

The European Journal of Cancer is an international comprehensive oncology journal that publishes original research and review articles on clinical oncology (medical, pediatric, radiation and surgical), and on cancer epidemiology and prevention.  Central to Dr. Issels article in this prestigious journal is the statement regarding the clinical studies that have been conducted on deep hyperthermia:  “At present, we are witnessing the coming of age for regional ‘deep’ hyperthermia … supported by a wealth of new biological data, the results of clinical trials strengthen the current evidence that hyperthermia combined with chemotherapy is an effective and useful modality which should be integrated in the present cancer treatment armamentarium.”

Some of the points addressed by Dr. Issels in the article include:

●
Heat multiplies the cytotoxicity of many chemotherapeutic agents. Recent in-vivo studies have demonstrated a thermal enhancement ratio (TER) of up to 3-fold maximized at temperatures between 40.5 and 43.0 degrees C.

●
The treatment strategy of combining chemotherapy with hyperthermia may not only be advantageous to the treatment of cancers, but also may result in a lower risk of treatment-induced secondary cancers by immunogenic effects.

●
For those drugs which show temperature-dependent enhancement, the rationale for their combined application is that hyperthermia ‘targets’ the action of the chemotherapeutic agent within the tumor region. The use of hyperthermia to increase localized uptake of drugs in the tumor tissue and to minimize side-effects in healthy tissue is the basic rationale for the upcoming European HEAT phase III multicentric randomized clinical trial on pancreatic cancer spearheaded by Dr. Issels.

●
The recently concluded randomized multicenter phase III clinical trial on high risk soft tissue sarcomas (EORTC 62961) has shown that hyperthermia can target the action of chemotherapy within the heated tumor region without affecting systemic toxicity.

●	Partial-body hyperthermia (PBH) has the potential to provide simultaneous heating and monitoring of the physiology of the tumor, which could lead to future broader applications for hyperthermia.
●	PBH is based upon three dimensional multi-antenna applicators using the BSD-2000 Sigma-Eye applicator integrated in a magnetic resonance tomograph.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  For further information visit BSD Medical's website at www.BSDMedical.com.

###

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.